EXHIBIT 99.1

AZURE MIDSTREAM PARTNERS, LP
VOLUNTARY FILING FOR RELIEF UNDER CHAPTER 11

Dallas, January 30, 2017 — Azure Midstream Partners, LP (the “Company”) (OTCQB: AZUR) today announced that the Company, along with its affiliates and certain subsidiaries, commenced Chapter 11 cases in the United States Bankruptcy Court for the Southern District of Texas in its continuing efforts to manage its debt obligations and conserve its going concern value. The Company anticipates filing a motion to approve procedures for a sale of all or substantially all of its assets, as well as a Chapter 11 plan and accompanying disclosure statement shortly.

The Company has been able to reach a consensual agreement with the lenders under that certain Credit Agreement dated as of February 27, 2015 and the lenders are supportive of the Company’s process, including the sale process.

The Company expects day-to-day operation to continue without interruption throughout the Court-supervised process. The Company expects to maintain sufficient liquidity to maintain its business operations until such time as a sale is consummated.

“While we recognize this is disappointing news, Chapter 11 reorganization is the only solution that maximizes going concern value for all stakeholders,” said I.J. “Chip” Berthelot, Azure President and CEO. “We will continue to operate the company and proceed through this process in a way that best preserves asset value for everyone with an interest.”

The Company also announced that it has filed certain “first day” motions with the court to facilitate operating in the normal course throughout the court-supervised process. The Company is seeking court approval this week to continue paying employees, trade creditors, suppliers, and contractors in the ordinary course of business.

These cases do not involve Azure’s parent company, Azure Midstream Energy,

Court filings and other information related to the Chapter 11 proceedings is available at a website administered by the Company’s claims agent, Kurtzman Carson Consultants at www.kccllc.net/azuremlp.

Alvarez & Marsal is serving as financial advisor to the Company, Evercore Group LLC is serving as investment bankers to the Company, and Weil, Gotshal & Manges LLP is serving as the Company’s legal advisor.

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About Azure Midstream Partners, LP

Azure Midstream Partners, LP, headquartered in Dallas, Texas, is a fee-based, growth oriented limited partnership formed to develop, operate, and acquire midstream energy assets. The Partnership provides natural gas gathering, transportation, and processing services; as well as NGL transportation and crude oil logistics services. The Partnership’s assets include 963 miles of gathering lines in the Shelby Trough sub-play of the Haynesville Shale and the horizontal Cotton Valley play located in east Texas and north Louisiana that are capable of gathering 1.9 Bcf/d. The Partnership also has natural gas processing facilities located in the Panola, San Augustine and Tyler Counties of Texas, two NGL transportation pipelines that connect its Panola County and Tyler County processing facilities to third party NGL pipelines capable of transporting 20,000 barrels per day, and three crude oil transloading facilities containing six crude oil transloaders with a combined capacity of 31,200 Bbls/d.

Contact: Steven C. Sullivan, 518-587-5995